1 Global Blue Group Holding AG Incentive Compensation Clawback Policy (As Adopted on June 27, 2023 Pursuant to NYSE Rule 303A.14) 1. Overview The Nomination and Compensation Committee (the “NCC”) of the Board of Directors (the “Board”) of Global Blue Group Holding AG ( “Global Blue”) has adopted this Incentive Compensation Clawback Policy (the “Policy”) which requires the recoupment of certain incentive-based compensation in accordance with the terms herein and is intended to comply with Section 303A.14 of The New York Stock Exchange Listed Company Manual, as such section may be amended from time to time (the “Listing Rules”). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms under Section 12 of this Policy. 2. Interpretation and Administration The NCC shall have full authority to interpret and enforce the Policy; provided, however, that the Policy shall be interpreted in a manner consistent with its intent to meet the requirements of the Listing Rules. As further set forth in Section 10 below, this Policy is intended to supplement any other clawback policies and procedures that Global Blue may have in place from time to time pursuant to other applicable law, plans, policies or agreements. 3. Covered Executives The Policy applies to each current and former Executive Officer of Global Blue who serves or served as an Executive Officer at any time during a performance period in respect of which Incentive Compensation is Received, to the extent that any portion of such Incentive Compensation is (a) Received by the Executive Officer during the last three completed Fiscal Years or any applicable Transition Period preceding the date that Global Blue is required to prepare a Restatement (regardless of whether any such Restatement is actually filed) and (b) determined to have included Erroneously Awarded Compensation. For purposes of determining the relevant recovery period referenced in the preceding clause (a), the date that Global Blue is required to prepare a Restatement under the Policy is the earlier to occur of (i) the date that the Board, a committee of the Board, or the officer or officers of Global Blue authorized to take such action if Board action is not required, concludes, or reasonably should 2 have concluded, that Global Blue is required to prepare a Restatement or (ii) the date a court, regulator, or other legally authorized body directs Global Blue to prepare a Restatement. Executive Officers subject to this Policy pursuant to this Section 3 are referred to herein as “Covered Executives.” 4. Recovery of Erroneously Awarded Compensation If any Erroneously Awarded Compensation is Received by a Covered Executive, Global Blue shall reasonably promptly take steps to recover such Erroneously Awarded Compensation in a manner described under Section 5 of this Policy. 5. Forms of Recovery The NCC shall determine, in its sole discretion and in a manner that effectuates the purpose of the Listing Rules, one or more methods for recovering any Erroneously Awarded Compensation hereunder in accordance with Section 4 above, which may include, without limitation: (a) requiring cash reimbursement; (b) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity- based awards; (c) offsetting the amount to be recouped from any compensation otherwise owed by Global Blue to the Covered Executive; (d) cancelling outstanding vested or unvested equity awards; or (e) taking any other remedial and recovery action permitted by law, as determined by the NCC. To the extent the Covered Executive refuses to pay to Global Blue an amount equal to the Erroneously Awarded Compensation, Global Blue shall have the right to sue for repayment and/or enforce the Covered Executive’s obligation to make payment through the reduction or cancellation of outstanding and future compensation. Any reduction, cancellation or forfeiture of compensation shall be done in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. 6. No Indemnification Global Blue shall not indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation for which the NCC has determined to seek recoupment pursuant to this Policy. 7. Exceptions to the Recovery Requirement Notwithstanding anything in this Policy to the contrary, Erroneously Awarded Compensation need not be recovered pursuant to this Policy if the NCC (or, if the NCC is not composed solely of Independent Directors, a majority of the Independent Directors serving on the Board) determines that recovery would be impracticable as a result of any of the following: 3 a) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, Global Blue must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange; b) recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, Global Blue must obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and must provide such opinion to the Exchange; or c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Global Blue, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder. 8. NCC Determination Final Any determination by the NCC with respect to the Policy shall be final, conclusive and binding on all interested parties. 9. Amendment The Policy may be amended by the NCC from time to time, to the extent permitted under the Listing Rules. 10. Non-Exclusivity Nothing in the Policy shall be viewed as limiting the right of Global Blue or the NCC to pursue additional remedies or recoupment under or as required by any similar policy adopted by Global Blue or under Global Blue’s compensation plans, award agreements, employment agreements or similar agreements or the applicable provisions of any law, rule or regulation which may require or permit recoupment to a greater degree or with respect to additional compensation as compared to this Policy (but without duplication as to any recoupment already made with respect to Erroneously Awarded Compensation pursuant to this Policy). This Policy shall be interpreted in all respects to comply with the Listing Rules. 4 11. Successors The Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives. 12. Defined Terms “Covered Executives” shall have the meaning set forth in Section 3 of this Policy. “Erroneously Awarded Compensation” shall mean the amount of Incentive Compensation actually Received that exceeds the amount of Incentive Compensation that otherwise would have been Received had it been determined based on the restated amounts, and computed without regard to any taxes paid. For Incentive Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in a Restatement: a) The calculation of Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received; and b) Global Blue shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange. “Exchange” shall mean The New York Stock Exchange. “Executive Officer” shall mean Global Blue’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of Global Blue in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for Global Blue. Executive officers of Global Blue’s parent(s) or subsidiaries shall be deemed executive officers of Global Blue if they perform such policy-making functions for Global Blue. “Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing Global Blue’s financial statements, and any measures that are derived wholly or in part from such measures, including, without limitation, stock price and total shareholder return (in each case, regardless of whether such measures are presented within Global Blue’s financial statements or included in a filing with the Securities and Exchange Commission). “Fiscal Year” shall mean Global Blue’s fiscal year; provided that a Transition Period between the last day of Global Blue’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year.

5 “Incentive Compensation” shall mean any compensation (whether cash or equity-based) that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, and may include, but shall not be limited to, performance bonuses and long-term incentive awards such as stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other equity-based awards. For the avoidance of doubt, Incentive Compensation does not include awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to Financial Reporting Measures. Notwithstanding the foregoing, compensation amounts shall not be considered “Incentive Compensation” for purposes of the Policy unless such compensation is Received (1) while Global Blue has a class of securities listed on a national securities exchange or a national securities association and (2) on or after October 2, 2023, the effective date of the Listing Rules. “Independent Director” shall mean a director who is determined by the Board to be “independent” for Board or NCC membership, as applicable, under the rules of the Exchange, as of any determination date. “Listing Rules” shall have the meaning set forth in Section 1 of this Policy. Incentive Compensation shall be deemed “Received” in Global Blue’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period. “Restatement” shall mean an accounting restatement due to the material noncompliance of Global Blue with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to Global Blue’s previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. “Transition Period” shall mean any transition period that results from a change in Global Blue’s Fiscal Year within or immediately following the three completed Fiscal Years immediately preceding Global Blue’s requirement to prepare a Restatement. Adopted on: June 27, 2023 6 Acknowledgment of Incentive Compensation Clawback Policy Reference is made to the Global Blue Group Holding AG Incentive Compensation Clawback Policy (as adopted on June 27, 2023 pursuant to NYSE Rule 303A.14) (the “Policy”). Capitalized terms used herein without definition have the meanings assigned to such terms under the Policy. By signing below, the undersigned acknowledges, confirms and agrees that: • the undersigned has received and reviewed a copy of the Policy; • the undersigned is, and will continue to be, subject to the Policy to the extent provided therein; • the Policy may apply both during and after termination of the undersigned’s employment with Global Blue and its affiliates; and • the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to Global Blue pursuant to the Policy. ________________________________ Signature ________________________________ Print Name ________________________________ Date